Presentation to Investors January 2015 1 ISSUER FREE WRITING PROSPECTUS FILED PURSUANT TO RULE 433 REGISTRATION NO 333 - 201168 DECEMBER 19, 2014

Safe Harbor Statement • Certain statements in this presentation constitute forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 , as amended . Words such as "will," "believe," "expect," "anticipate“, "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward - looking statements . There is no assurance that the proposed changes in the company’s business model will result in positive cash flows or profitability . Actual results may differ materially from the information presented here . Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission . We do not assume any obligation to update the forward - looking information . 2

FWP Statement • The issuer has filed a registration statement, including a prospectus, with the SEC for the offering for which this communication relates • Before investing, the investor should read the prospectus and other documents filed by the issuer • Copies of these documents can be obtained for free through the SEC’s website or from the issuer or any underwriter or dealer participating in the offering 3

Offering Summary 4 Issuer: Intellicheck Mobilisa, Inc. Exchange / Ticker: NYSE MKT: IDN Offering Size : Up to $8.5 Million (15% over - allotment) Securities Offered: Common Stock Use of Proceeds: Expand R&D and sales and marketing groups; implement further measures to protect intellectual property. Sole Book - Runner : Aegis Capital Corp.

Management Team 5 CEO William H. Roof • BS Engineering, MBA, PhD (software engineering), 33 years of business experience • Executive experience in private and public businesses from start - ups to Fortune 20 Corporations, • Military, National Intelligence, Law Enforcement , Healthcare IT CFO Bill White • BA (Business), CPA, 30 years of experience in financial management, operations and business development • Executive experience in private and public corporations • Experience in M&A and strategic planning CTO Russell Embry • BS and MS, Computer Science • 29 years experience in information technology and software development with notable experience in defense technology and commercial IT • 15 years technology development with Intellicheck CRO Bob Williamsen • BS Medical Technology, Graduate Level Leadership Development • 25 years of business experience in sales, marketing and executive management • Executive experience in private and public businesses from start - ups to Fortune 20 Corporations

Our Business • We are the recognized leader in verifying and validating persons’ identities in support of – Enhanced Safety • Safeguarding personal identity information • Physical Safety – Regulatory Compliance • Automated application of individual State personal information laws • Automated age verification – F raud Prevention • Credit card and loyalty program enrollment • Merchandise returns • Account lookups and verification 6

Our Vision • We will vigorously pursue markets with combined revenue potential exceeding $2B annually – We will move our technologies to new markets that will benefit from enhanced safety, regulatory compliance and fraud prevention. – We will move our technologies to the web to provide enhanced safety, regulatory compliance and fraud prevention for the billions of transactions that occur there each day. – We will leverage our IP to create barriers to entry in the new markets we pursue. 7

Our Identification (ID) Technology • Software that scans/extracts information from driver licenses (DL) and other ID forms containing 1D/2D barcodes , magnetic stripes and smart chips – Eliminates human error caused by manual data entry, interpretation and re - entry • Protected by Patents: 16 US, 2 Canadian, 1 UK – Other patents pending – Numerous channel partner and licensing opportunities • ID Scanning designed for multiple platforms – Smart phones (Mac iOS and Android) – Tablets (Mac iOS and Android) – Mobile and fixed dedicated barcode scanners 8

Our Identification (ID) Technology • We developed and maintain the nation’s largest ID card development library in partnership with all 50 State DMVs • Our latest product releases require our Software as a Service (SaaS) model to generate recurring revenues and minimize support costs • We are developing a “sunset” strategy for our older software deployments and have begun moving our customers to our SaaS model • We are moving toward all of our products being web - based, with SaaS as the foundation for our pricing 9

Some of our Valued Clients 10

Existing Markets • Financial – Credit card application – Fraud prevention • Hospitality – Hotel check - in – Customer loyalty application – Fraud prevention • Homeland Security – Transportation Worker Identity Credential (TWIC ) • National Defense – Military Base access control • Law Enforcement – Mobile field identification • Retail – Credit card application – Fraud prevention – Age verification – Customer loyalty application – Rental Car market 11

New Markets • School Safety – “Know who is on campus” • Emergency/Disaster Management – Victim ID and triage management – Disaster zone personnel manifests • Healthcare – Accurate patient information for admissions and discharges – Healthcare plan enrollment • Law Enforcement (re - start) – Officer safety – Real - time situational awareness – Dispatch cost savings • Online identity verification – “2 - forms” validation and verification 12

Annual Revenue Potential, New Markets 13 New Market Revenue Potential School Safety $ 526,266,333 Emergency/Disaster Management $744,151,140 Healthcare (ER and Urgent Care) $139,741,956 Law Enforcement (re - start) $530,469,000 Online Identity Verification $380,016,000 Total New Market Annual Potential $ 2,320,644,429

Internal Business Initiatives • New Pricing Models – Focus on recurring revenues – Revenue sharing for larger, recognizable customers who will partner with us and sell into their channels – Less complex accounting and accounts payable for customers to manage • New Markets – School Safety – Emergency/Disaster Management – Healthcare – Law Enforcement (market re - start) – Online identity verification • New Products – Leverage existing IP and technologies for new markets – Stress safety, compliance and fraud prevention 14

Internal Business Initiatives • Re - Branding – Standardize product naming based upon easily recognizable common theme – Generate market awareness and reputation for quality • Business Relationships – Mentor/Protégé relationship with large businesses in accordance with the US Small Business Administration’s existing programs – Revenue sharing with large channel partners • Updated Infrastructure – Increased accounting system granularity – Service Management • Upgrade our MSCRM software or leverage our Mentor’s infrastructure to enhance and scale our customer support organization 15

Financial Summary -1500 -1000 -500 0 500 1000 1500 2000 2500 3000 3500 2013 Q4 2014 Q1 2014Q2 2014Q3 Revenue Net Income (loss) 16 (000s)

Financial Highlights 9/30/2014 • Gross Margin 63% • Current Ratio 2.0 • Debt $0 • New Markets TAM (annual recurring rev.) $2.3 Billion • Clean Capitalization Table 17

Capitalization Summary • Common Shares Outstanding 9/30/14 4,932,057 • Outstanding Warrants – Exercise Price $4.48 48,625 – Exercise Price $8.00 16,356 Total Warrants 64,981 • Outstanding Options: 235,478 – Weighted Avg. Exercise Price $5.95 18

Key Statistics • Ticker Symbol - NYSE MKT: IDN • Price (1/2/15): $2.78 Outstanding Shares: 4.9M • Market Capitalization: $14M • Average Daily Volume (3m): 47,000 • Balance Sheet Summary Q3 – 9/30/2014 • Cash and Equivalents: $ 3.07M • Current Assets: $ 5.90M • Current Liabilities: $ 2.95M • Short/Long - Term Debt: $ 0 19

New Exec Team: The First 90 Days Five Management Focus areas Presented to Shareholders in September and November, 2014 – Resources • Reorganized company in December, Hired CRO, employment offers to experienced sales p rofessionals – Markets • Re - branding currently in process, preparing to enter new markets – Products • Re - defining and re - designing products, law enforcement re - designed – Processes • New sales, development and customer support processes being implemented – Intellectual Property • Attorneys are contacting suspected patent violators 20

Summary • Our core business is to verify and validate persons’ identities in support of – enhanced safety – regulatory compliance – fraud prevention • We will move our technologies to new markets that will benefit from enhanced safety, regulatory compliance and fraud prevention. New Markets Size estimated at $2.3B annually. • We will move our technologies to the web to provide enhanced safety, regulatory compliance and fraud prevention for the billions of transactions that occur there each day. • We will leverage our IP to create barriers to entry in the new markets we pursue. • We will pursue high margin, recurring revenue business. 21